Exhibit 16.1

Ernst & Young LLP 303 Almaden Blvd. San Jose, CA 95110	Tel: +1 408 947 5500 Fax: +1 408 947 4975 ey.com

December 15, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the “Changes in Independent Registered Public Accounting Firm” section in response to Item 304(a) in Form S-1 of Poshmark, Inc. and are in agreement with the statements contained in this section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

San Jose, California

A member firm of Ernst & Young Global Limited